EXHIBIT 23.1

THOMAS J. HARRIS
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

REGISTERED AUDITOR'S CONSENT

I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated July 19, 2013 on the financial statements of B-29 Energy, Inc. as of June 30, 2013 and for the period from inception May 24, 2013 to June 30, 2013, be included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission. I also consent to the use of my name in the Experts section of those Forms.

Dated this 4th day of September, 2013.

Thomas J. Harris
Certified Public Accountant